EXHIBIT 10.4

AMERICAN TONERSERV CORP.

INDEPENDENT SALES PARTNER AGREEMENT

This agreement (the “Agreement”) is entered into and effective on this 15th day of April, 2009, by and between American TonerServ Corp, (“ATS”) a Delaware corporation, located at 420 Aviation Boulevard, Suite #103, Santa Rosa, CA, 94939 and Mid-America Environmental, LLC (dba Alpha Laser) and Alpha Imaging Solutions, LLC (collectively referred to as “Alpha Laser/Imaging”), (“Independent Sales Partner” or “ISP”), located at 1730 North Burkhardt, Evansville, IN, 47115. ATS and ISP are collectively referred to herein as "Party" or "Parties."

ISP has applied to ATS for the right to market ATS’s Products and Services (collectively "Services") and use ATS’s operational assistance provided through this Agreement. ATS desires to engage ISP pursuant to the terms and conditions set forth herein.

Therefore, the Parties agree as follows:

1. APPOINTMENT AND RELATIONSHIP

A. Appointment. ATS appoints the ISP to market, solicit and provide ATS’s services to end-customers ("Customers"). This is a non-exclusive appointment and as such ATS will have the right to authorize other ISP’s or affiliates to perform the same functions.

B. No Joint Venture. The relationship between the Parties arising from this Agreement does not constitute or create a general agency, joint venture, partnership, or employment relationship between them. ISP is an independent consultant with no authority to act for or on behalf of ATS, except as expressly granted in this Agreement, nor to bind ATS in any manner. Except as otherwise provided in this Agreement, or as otherwise agreed in writing by ATS and ISP, ISP is responsible for the expenses and obligations it incurs in its efforts to solicit Customers. Neither the ISP nor any ISP Sales Agents (as defined below) who are compensated for Services and are paid by the ISP may, in any way, be construed as employees of ATS for any purpose, including, without limitation, with respect to any mandated or other insurance coverage, tax or contributions, or requirements pertaining to withholding levied or fixed by any city, state, or federal governmental agency.

C. ISP Sales Agents. ISP may use employees, subagents, referral partners or others (collectively “ISP Sales Agents”) to market and sell the Services. Upon ATS’s request, ISP will furnish a list of current ISP Sales Agents. ATS will incur no obligations to ISP Sales Agents. ISP will require all ISP Sales Agents to comply with this Agreement. ISP will indemnify, defend and hold ATS and its affiliates harmless from any and all costs (including reasonable attorney fees), damages and liabilities arising from or relating to an ISP Sales Agent’s acts or omissions.

D. Independent Sales Partner Representation . ISP represents that ISP (1) is not by law or agreement with others prohibited from entering into this Agreement; and (2) has not been in the past, and is not currently an employee, subagent or affiliated in any other professional capacity with any currently active ATS ISP.

2. COMMISSIONS

A. Commissions. ATS will pay ISP a monthly commission at the rate of 40% of the Adjusted EBITDA (as defined in that certain Asset Purchase Option Agreement. of even date herewith (the "Option Agreement"). Commissions will be paid once a month, on the 15th day of the following month, or as close to the 15th as reasonably possible. ISP must pay all taxes due as a result of Commission payments to ISP under this Agreement. The amount due ISP under the Contingent Note (as defined and more fully described in the Option Agreement) will be reduced by the amount of commissions received by ISP under this Agreement.

B. Chargebacks . If ATS pays a Commission to the ISP that is subsequently owed, refunded or credited back to any person or entity for any reason, including but not limited to, incorrect rates or bad-debt, or if any Commission is paid to ISP in error, ATS may deduct the amount of such Commission from future Commissions owed to ISP or require ISP to repay such Commission to ATS upon ten (10) days of receipt of ATS’s request therefore.

Specifically, all bad debt that remains unpaid after 90 days (or after the applicable due date for the accounts receivable from the customers listed on Exhibit A attached hereto, which customers have payment terms greater than 90 days, and which exhibit may be updated from time to time upon mutual consent) from initial due-date will result in the loss of entire ISP commission on said bad debt if never paid, and will result in loss of 50% of the ISP commission on said bad debt if paid after ninety (90) days (or the applicable due date for the Exhibit A customers); provided, however any such commission reduction shall be offset by the amount of any finance charges collected on said bad debt.

ATS’s right to deduct and ISP’s obligation to repay amounts owed by ISP hereunder will survive any termination or cancellation of this Agreement for a period not to exceed one hundred and fifty (150) days. If there are chargebacks due to bad debt, then ATS reserves the right to establish a reasonable reserve holdback for future bad debts not to exceed 25% of anticipated commissions.

C. Complaints and Errors . Either party must provide written notice of Commission payment errors to the other party within ninety (90) days from the Commission payment date. If ISP or ATS fails to make the forgoing complaint within the time period stated, then the other party will have no obligation to take any action to address the complaint, and the original Commission payment will be considered complete and satisfied.

3. TERM, TERMINATION AND EFFECT OF TERMINATION

A. Term. The term of this Agreement shall commence on the date of this Agreement and terminate on the earlier of (i) five (5) years from the date of this Agreement, or (ii) the earlier termination of this Agreement in accordance with the terms and conditions of this Agreement. Either party may terminate this Agreement effective immediately upon 5 business days' written notice upon the material breach by the other party of its obligations under this Agreement, or by ATS or its Affiliates (as defined in the Option Agreement) of their obligations under the Option Agreement, or the Option Documents (as defined in the Option Agreement), in each case, which breach remains uncured for 10 business days after receiving written notice of such breach. Upon termination, ATS will pay ISP Commission at ISPs’ then-current Commission rate for all eligible commissionable sales up to the termination of this Agreement less any chargebacks permitted by Section 2B of this Agreement.

B. Effect of Termination . Immediately upon termination of this Agreement, the ISP will (1) discontinue the use of any service mark, trade name or trademark (as defined in Section 7) and will not represent itself in any fashion as an ISP, contractor, agent or representative of ATS.; and (2) at ATS’s option, destroy or deliver to ATS all materials relating to ATS, including, but not limited to, all price lists, prospect lists, sales literature and any other such materials. Immediately upon termination of this Agreement, the Option Agreement shall also terminate.

4. INDEPENDENT SALES PARTNER RESPONSIBILITIES

ISP agrees to all of the following:

A. To comply with all applicable federal, state or local laws, rules and regulations, and use its best efforts to promote and market the Services and to preserve the image and reputation of ATS.

B. To sell to ISP Customers as required by ATS and to ensure the satisfaction and continued utilization of ATS’s Products and Services.

C. ISP will not: (1) misrepresent ATS Services; (2) sponsor or participate in any pyramid or multilevel marketing system; (3) recklessly, knowingly or intentionally engage in deceptive or misleading marketing practices in obtaining Customers; or (4) knowingly submit an unauthorized prospective Customer.

D. To obtain and submit complete and accurate documentation required by ATS and/or its Vendors, as outlined in the sales materials provided by ATS or the Vendors, to enable ATS or Vendors to process the application and approve the ISP Customer’s credit.

E. To assist ATS in collecting ISP Customer’s past due/bad debts, as requested by ATS or its Vendors.

4B. ATS RESPONSIBILITIES

ATS agrees to all of the following:

A. To process, fulfill and track all ISP sales orders to Customers of any Services.

B. To provide the administrative support necessary to maintain the appropriate level of ATS employee, sales and customer support, including but not limited to: Accounts Payable, Accounts Receivable, Cash Management, Collections, Reporting, Human Resources and Payroll.

C. To manage any necessary inventories of toner cartridges.

D. To account for all transactions and provide timely reports of sales activity to the ISP including reports upon which commission calculations are based.

E. ATS will pay for and on behalf of ISP when due all operating expenses incurred in the ordinary course of business by ISP during the term of this Agreement and approved by ATS, including but not limited to rent, cell phones, land line telephone service, wages and employee benefits, payroll taxes, approved travel expenses, utilities and insurance expenses. Any operating expenses which relate to periods which straddle the effective date of this Agreement, such as the April rent payment, shall be pro rated between ATS and ISP on a per diem basis.

5. RESTRICTIVE COVENANTS

ISP understands and acknowledges that ATS’s ability to develop and retain trade secrets, customer lists, proprietary techniques, information regarding customer needs and other confidential information relating to the business of ATS is of the utmost importance to ATS’s success, and ISP further acknowledges that ISP will develop and learn such information in the course of ISP’s engagement and that such information would be useful in competing unfairly with ATS. In light of these facts and in consideration of this Agreement, ISP covenants and agrees with ATS as follows:

A. Covenant to Protect Confidential Information .

(i) During the Covenanted Term (as defined below), ISP will not directly or indirectly use or disclose any Confidential Information or Trade Secret except in the interest and for the benefit of ATS. For purposes of this Agreement, “Trade Secret” shall have that meaning set forth under applicable law and “Covenanted Term” shall mean the Term of this Agreement and for a period of two (2) years thereafter.

(ii) For purposes of this Agreement, “Confidential Information” means all proprietary technical, business and other information of ATS and its affiliates (other than Trade Secrets), which is not generally known to the public or to other persons, including, without limitation, the business, processes, financial data, financial plans, marketing plans, product plans, lists concerning actual or potential customers or vendors, information regarding acquisition and investment plans and strategies, business plans or operations of ATS, American TonerServ and its affiliates, whether learned by ISP prior to or after the date of this Agreement. Confidential Information includes, but is not limited to, the Customer List and information disclosed or owned by third parties that is treated by ATS as confidential or is subject to an obligation of ATS to treat such information as confidential.

B. Non- Competition .

Until termination of this Agreement in accordance with its terms, ISP will not, except on behalf of ATS or an affiliate of ATS, directly or indirectly, whether alone or with any other person, (a) provide services comparable to the services ISP provides to ATS under this Agreement to any person or entity that is directly or indirectly in competition with ATS or (b) own an interest in, operate, join, control, or participate as a partner, director, principal, officer, or agent of, enter into the employment of, or act as a consultant to, any entity whose business consists of (1) providing products or services similar to ATS’s or (2) any other business similar to that of ATS. Notwithstanding the foregoing, the ISP will be permitted to sell its existing inventory either to ATS, to the extent that it can be used by ATS in satisfying customer orders and ISP and ATS mutually agree upon the terms of sale, or to any other third parties as ISP may deem appropriate in connection with the liquidation of its existing inventory.

C. Non-Solicitation of Employees .

During the Covenanted Term, ISP will not, except on behalf of ATS, directly or indirectly, solicit any person employed or engaged by ATS or its affiliates in any capacity (including without limitation as an employee or independent contractor), to terminate such employment or other engagement, whether or not such person is employed or engaged pursuant to a contract with ATS or its affiliates and whether or not such person is employed or otherwise engaged at will.

D. Nondisparagement .

ISP will not at any time, directly or indirectly, disparage ATS or any of its affiliates, shareholders, directors, officers, or agents.

E. Remedies .

ISP acknowledges that if ISP breaches or threatens to breach ISP’s covenants and agreements in this Agreement, then ISP’s actions may cause irreparable harm and damage to ATS that could not be adequately compensated in damages. Accordingly, if ISP breaches or threatens to breach this Agreement, then ATS will be entitled to injunctive relief in addition to any other rights or remedies of ATS under this Agreement or otherwise.

F. Severability .

If any restrictive covenant of this Section 5 is held by any court to be invalid, illegal or unenforceable, either in whole or in part, then such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement.

6. INDEMNIFICATION

ISP shall indemnify, defend and hold harmless ATS and its affiliates agents, employees, successors and assigns against any claims, losses, liabilities, damages or expenses (including reasonable attorney fees) that arise directly or indirectly out of (a) the death or bodily injury of any agent, employee, customer, business invitee or other person caused by any act or omission of ISP, its employees or agents; (b) the damage, loss or destruction of any real or tangible personal property for which ISP is legally liable or responsible; or (c) the performance by ISP and ISP Sales Agents of the terms of this Agreement.

7. LIMITATION OF LIABILITY

EXCEPT FOR LIABILITIES ARISING FROM PERSONAL INJURY, DAMAGE TO TANGIBLE PROPERTY OR INDEPENDENT SALES PARTNER’S BREACH OF SECTION 5 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS, ARISING FROM THE RELATIONSHIP OR THE CONDUCT OF BUSINESS UNDER THIS AGREEMENT EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8. GENERAL TERMS

A. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the conflict of laws rules of such state.

B. Jurisdiction . Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court of competent jurisdiction in Vanderburgh County, Indiana, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the full extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

C. Injunction . In the event of ISPs’ breach of Section 6, ISP agrees that money or damages would not be an adequate remedy, and therefore, in addition to any other legal or equitable remedies, and without waiving the right to arbitration, ATS will be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction against such material breach.

D. Attorney's Fees . If any action is necessary to enforce the terms of this Agreement, the prevailing party will be entitled to reasonable fees of attorneys, accountants, and other professionals, and costs and expenses in addition to any other relief to which such prevailing party may be entitled.

E. Successors and Assigns . Neither this Agreement nor the rights, obligations, or duties of ISP hereunder may be assigned or delegated to any other entity without the prior written consent of ATS, not to be unreasonably withheld or delayed. ATS may assign all of its rights and obligations hereunder to a subsidiary, affiliate, successor or purchaser of ATS. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

F. Waiver . No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be, or will constitute, a waiver of any other term, provision or condition hereof, whether or not similar, nor will such waiver constitute a continuing waiver of any such term, provision or condition hereof. No waiver will be binding unless executed in writing by the party making the waiver.

G. Survival. Sections 3B, 5, 6, 7 and 8 will survive the termination of this Agreement.

H. Severability. If any provision of this Agreement will be for any reason held invalid or unenforceable, the remaining provisions may remain in full force and effect.

I. Modification. This Agreement will not be modified or amended without the written approval of both parties.

J. Force Majeure. If at any time subsequent to the date of this Agreement, any statute, regulation, order, rule or mandate of any state or federal government authority or agency, or any change in the compatible remanufactured toner industry materially adversely affects the business or economic feasibility of this Agreement, as determined solely by ATS in its reasonable judgment, then ATS will have the right to re-negotiate any or all of the affected provisions of the Agreement, including the amount of Commissions paid to ISP, or in the absence of such new agreement, terminate this Agreement with no further liability.

K. Entire Agreement. This Agreement, together with any other agreements explicitly referenced herein, constitutes the entire understanding and agreement between the Parties regarding the subject matter of this Agreement, and supersedes all prior or contemporaneous statements, understandings and Agreements, whether oral or written, between the Parties hereto with respect to the subject matter of this Agreement.

L. Notices. Any notice required or permitted under this Agreement shall be in writing and shall be delivered to the Party at the address set forth on the signature page, or at such other address as such Party may designate by ten (10) days' advance written notice to the other Parties. Notice shall be deemed effective upon actual receipt, upon one (1) business day after being sent by overnight courier or facsimile transmission, or upon three (3) business days after being sent by registered or certified mail, return receipt requested.

M. Counterparts. This Agreement may be executed in any number of counterparts, each of which will constitute an original, and all of which will together constitute this one Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Independent Sales Partner Agreement as a sealed instrument as of the day and year first above written.

INDEPENDENT SALES PARTNER

MID-AMERICA ENVIRONMENTAL, LLC,	AMERICAN TONERSERV CORP. ,
an Indiana limited liability company	a Delaware corporation
Date: 4-9-2009	Date: 4/4/09
Signature: /s/ Scott Althaus	Signature: /s/ Charles E. Mache
Name: Scott Althaus	Name: Charles E. Mache
Title: Member	Title: Pres/CEO
Federal ID / SS #:
Phone:
Fax:
E-Mail:
ISP Number (Assigned by ATS):

ALPHA IMAGING SOLUTIONS LLC,
an Indiana limited liability company
Date: 4-9-09
Signature: /s/ Jason Althaus
Name: Jason Althaus
Title: Member
Federal ID / SS #:
Phone:
Fax:
E-Mail:
ISP Number (Assigned by ATS):

Address for Notice:	Address for Notice:
Mid-America Environmental, LLC	American TonerServ Corp.
Alpha Imaging Solutions LLC	420 Aviation Blvd. , Suite 103
1730 N. Burkhardt	Santa Rosa, CA 95403
Evansville, IN 47115	Attn: Charles E. Mache, President and CEO
Attn: Scott Althaus, Jason Althaus or Aaron Althaus	Fax: (707) 581-7450
Fax: (812) 475-1645